Registration Statement No. 333-127963-01
                                  DaimlerChrysler Auto Trust 2006-A ("issuer")

DCAT 2006-A     $1.5b         *Priced*
Leads: Citi/Barc/DBSI    Co-Mgrs: BAS, BS,HSBC,JPM

Cls      Size       Ratings       WAL          Bench      Sprd       Yld

A-1     $307MM     A-1+/F-1+     0.24y        Itp LIB      -2       4.7914

A-2     $485MM      AAA/AAA      0.90y         EDSF        -3       5.119

A-3     $510MM      AAA/AAA      2.10y       Itp Swap      -3       5.058

A-4     $160MM      AAA/AAA      3.18y       Itp Swap      +0       5.071

 B       $45MM       A/A+        3.25y       Itp Swap      +13      5.201

****All clases ERISA eligible
Settlement: March 7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

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